Change in Registrant's Certifying Accountants

At a meeting held on September 9, 1998,
the Board of Directors of the First American Investment
Funds, Inc. approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ending
September 30, 1999 to replace the firm of KPMG Peat
Marwick LLP, who were dismissed as independent auditors of First American Investment Funds, Inc. effective November 25, 1998.

The report of KPMG Peat Marwick LLP on each of the funds within the First American Investment Funds, Inc. financial statements as of September 30, 1998 and for each of the periods indicated did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of each of the funds within the First American Investment Funds, Inc. financial statements as of September 30, 1998 and for each of the periods indicated there were no disagreements with KPMG Peat
Marwick LLPon any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused KPMG
Peat Marwick LLP to make reference to the matter in their report. A letter from KPMG Peat Marwick LLP is attached.